AMXC/C0828/39741/TSC                         July 5, 2004

                    AMENDMENT AGREEMENT TO SECURITY AGREEMENT


IT IS AGREED as follows:

1. We refer to the Amendment Agreement dated 2 July 2004, between, among others, Sea Containers British Isles Limited as borrower, Sea Containers Ltd. and others as guarantors, and Citibank International PLC acting as Agent (as amended from time to time, the "Amendment Agreement").

2. We refer to the US$100,000,000 Amended and Restated Revolving Facility Agreement dated 10 June 2003, as amended and restated on 22 December 2003, and as amended on or about the date hereof, between, among others, Sea Containers British Isles limited as borrower, Citigroup Global Markets Limited as Mandated Lead Arranger, Citibank International PLC as Agent and Citicorp Trustee Company Limited as Trustee (as amended from time to time, the "Facility Agreement" and, together with the Amendment Agreement, the "Amended Facility Agreement").

3. We refer to the OEH Security Agreement dated as of December 22, 2003 between Sea Containers Ltd. as Pledgor (the "Pledgor"), Citicorp Trustee Company Limited as Trustee (the "Trustee") and Citibank International PLC as Agent (as amended from time to time, the "Security Agreement").

4. Upon execution of the Amendment Agreement, certain references in the Security Agreement no longer correspond to the proper clauses in the Amended Facility Agreement. The parties hereto (constituting the Pledgor, Trustee and Agent) agree to correct such inconsistencies by amending Clause
     5.3 of the Security Agreement, Clause 1.3(a) of Schedule 1 of the Security Agreement and Exhibit B to the Security Agreement as hereinafter set forth.

5. Further, a manifest error was established in the paragraph preceding the name and address of the transferee on Exhibit B to the Security Agreement. The parties hereto agree to correct such error so that the paragraph contains a reference to Clause 5.3 of the Security Agreement, not Clause
     5.2. The parties hereto agree to correct such error by amending Exhibit B to the Security Agreement as hereinafter set forth.

6. Accordingly Clause 5.3 of the Security Agreement shall be amended and restated as follows:

     "To initiate a sale of Collateral pursuant to Clause 21.2 (a)(ii) of the Facility Agreement, the Pledgor will provide notice (in substantially the form attached hereto as Exhibit B) to the Agent and the Custodian (with a copy to the Trustee) of its intent to sell a specified amount of securities to a designated purchaser. Upon receiving such notice, the Custodian, for and on behalf of the Trustee, will deliver such securities to such designated purchaser in exchange for payment of the purchase price therefor and such purchase price will be for the account of the Pledgor. The
     Custodian will deposit an amount equal to the purchase price of such securities into the Mandatory Prepayment Account in accordance with Clause
     8.7 (Mandatory Prepayment and Cancellation - Secured Shares) of the Facility Agreement."

7. Paragraph one of Clause 1.3(a) of Schedule 1 of the Security Agreement shall be amended and restated as follows:

     "Without prejudice to Clause 8.7 (Mandatory Prepayment and Cancellation - Secured Shares) and Clause 21 (Security Cover and Financial Covenants) of the Facility Agreement:"

8. The paragraph preceding the name and address of the transferee on Exhibit B to the Security Agreement shall be amended and restated as follows:

     "This notice is being provided to you in accordance with Clause 5.3 of the Security Agreement. The Custodian is instructed to deliver the following securities from the Account:"

9. The paragraph following the name and address of the transferee on Exhibit B to the Security Agreement shall be amended and restated as follows:

     "This is a sale of Collateral pursuant to Clause 21.2 (a)(ii) of the Facility Agreement and we instruct the Custodian to deposit an amount equal to the purchase price of such securities into the Mandatory Prepayment Account in accordance with Clause 8.7 (Mandatory Prepayment and Cancellation - Secured Shares) of the Facility Agreement."

10. The paragraph following the heading "COUNTERSIGNATURE BY CUSTODIAN" on Exhibit B to the Security Agreement shall be amended and restated as follows:

     "We confirm that this is a sale by the Pledgor of Collateral pursuant to Clause 21.2 (a)(ii) of the Facility Agreement and we shall deposit an amount equal to the purchase price of such securities into the Mandatory Prepayment Account in accordance with Clause 8.7 (Mandatory Prepayment and Cancellation - Secured Shares) of the Facility Agreement."

11. The provisions of this agreement shall take effect on the Effective Date (as defined in the Amendment Agreement).

12. All other provisions of the Security Agreement shall remain in full force and effect, without amendment or waiver.

13. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

14. This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK

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THIS AGREEMENT has been entered into on the date stated at the beginning of this
Agreement.



Pledgor

Sea Containers Ltd.



By:  __________________________
     Name:
     Title:




Trustee

Citicorp Trustee Company Limited


By:  __________________________
     Name:
     Title:




Agent

Citibank International PLC


By:  __________________________
     Name:
     Title: